Exhibit 16.1

February 14, 2007

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Dear Sir/Madam:

We have read the statements set forth by Fluid Media Networks, inc. (formerly, Freedom 20, Inc.) (the “Company”) in Item 4.01 regarding the dismissal of Conner & Associates, PC on February 14, 2007, as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC